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                                                                   EXHIBIT 10.49


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        AGREEMENT ("Agreement") is entered into as of this 15th day of October, 1998, by and between HORSESHOE GAMING INC., a Nevada corporation ("Employer" or "Company") and Mr. Jon C. Wolfe ("Employee"), and is made with reference to the following recitals of fact:


                                    RECITALS

        WHEREAS, Employer is the Manager of Horseshoe Gaining, LLC, a Delaware limited liability company (the "LLC"), whose subsidiaries and affiliates have developed and are currently operating casino and hotel facilities in Tunica County, Mississippi (the "Tunica Facility") and in Bossier City, Louisiana (the "Bossier City Facility"), and intends to develop other casino facilities in emerging gaming jurisdictions.

        WHEREAS, Employee and Employer have entered into an Employment Agreement dated as of October 17, 1995 (the "Employment Agreement"); and

        WHEREAS, Employer and Employee desire to amend and restate the Employment Agreement and Employer wishes to continue to employ Employee, and Employee wishes to continue to accept such employment, pursuant to the terms of this Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:


                                    AGREEMENT

        1. Definitions. All capitalized words referenced or used in this Agreement and not specifically defined herein shall have the meaning set forth on Exhibit A, which is attached hereto and by this reference made a part hereof.

        2. Term. This Agreement shall become effective on October 15, 1998 and shall terminate on January 1, 2003, unless terminated sooner by Employer or Employee pursuant to the terms set forth herein. Employee's term of employment with Employer shall be deemed to have commenced, for all purposes, on October 17, 1995, which is the date upon which such employment commenced pursuant to the Employment Agreement (the "Commencement Date").

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        3. Position to be Held by Employee. Employee is hereby employed and hired by Employer to serve and act as Vice President and Chief Information Officer for the Company and shall perform each and all of the duties and shall have all of the responsibilities described herein. Employee shall at all times report directly to and take directives from a supervisor or his successor (the "Supervisor") designated by Jack B. Binion.

        4. Duties and Responsibilities.

                A. General Duties. In his capacity as Vice President and Chief Information Officer of the Company, Employee shall have responsibility for overseeing all management information systems of the Company in a manner so as to maximize, to the best of his ability, the profitability of such facility, for and on behalf of Employer, in accordance with applicable laws and regulations. The authority of Employee to bind Employer shall be as broad or as limited as may be determined from time to time by the Supervisor.

                B. Specific Duties. Employee agrees to perform such duties as may be assigned to him from time to time by the Supervisor.

                C. Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of the Company. In no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take any other action or omit to take any action, the result of which would be to create a conflict of interest between Employer and Employee, or the result of which would benefit Employee, or any person associated with or affiliated with Employee, to the detriment of Employer.

                D. Directives from the Supervisor. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, directives and instructions of the Supervisor, and agrees that at all times his authority shall be subordinate to such Supervisor. The wishes and directives of the Supervisor shall prevail in all matters and decisions as to which there is a disagreement between Employee and the Supervisor, and Employee shall carry out any and all lawful directives from the Supervisor to the best of his ability.

        5. Compensation. As compensation for the services to be rendered by Employee pursuant to the terms of this Agreement, Employee shall be entitled to receive the following:


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                A. a base salary per year of One-Hundred-Fifty Thousand Dollars
($150,000), which may be adjusted annually by a merit increase based upon Employer's existing policy and an annual performance appraisal of Employee by the Supervisor (the "Base Compensation"), payable in equal semi-monthly installments;

                B. a bonus for each of calendar years 1998 and 1999 in an amount equal to 50% of the Base Compensation at the time the bonus is paid for such year and for each calendar year thereafter during the term of this Agreement, a discretionary bonus in an amount determined in accordance with Employer's bonus plan, which bonus shall not exceed 50%, nor shall be less than 25%, of the Base Compensation for such year.

        6. Fringe Benefits. It is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits:

                A. reimbursement, on an on-going basis, for all reasonable entertainment travel and other similar expenses incurred in the performance of his duties and responsibilities hereunder, such expenses to be subject to budgets established for such purpose;

                B. participation in Employer's health coverage plan for Employee and all members of his immediate family, with such plan to be on terms and conditions determined solely by Employer;

                C. participation in such pension plans as Employer shall adopt for its employees generally; it being understood and agreed that the only pension plan that Employer anticipates adopting at this time is a Section 401
(k) form of pension plan;

                D. to the extent Employer establishes (a) bonus plan(s) offering cash and/or equity ownership in the LLC, Employee shall be eligible to be considered for a bonus under such plan(s). Employee understands that the grant of any bonus, however, shall be in the sole discretion of the Board of Directors of Horseshoe Gaming, Inc.;

                E. eligibility to participate in Employer's executive relocation policy in the event that Employer requires Employee to relocate;

                F. participation in Employer's plan for executives whereby Employee may borrow from Employer and Employer shall tend to Employee, amounts not to exceed Seventy-Five Thousand Dollars ($75,000) in any calendar year during the term of this Agreement (the "Loan Amount"), such Loan Amount to be repaid to Employer by deducting the Loan Amount plus accrued interest from the amount due Employee pursuant to Section 5(B) of this Agreement. The interest to be charged by Employer on

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the Loan Amount should be comparable to that charged by Employer to other executives subject to similar agreements; and

                G. participation in Employer's Paid Days Off/Vacation plan

        7. Gaming at Casinos. Employer and Employee understand that it may be necessary for Employee to maintain in full force and effect at all times, a gaming license in various jurisdictions in which subsidiaries or affiliates of the LLC are conducting gaming operations for persons serving in a similar capacity as Employee. Accordingly, Employee agrees to maintain such licenses and otherwise fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.

        8. Termination.

                A. Termination for Cause. Employer may terminate Employee for "cause" as provided in this Section 8. For purposes of this Agreement "cause" means the occurrence of one or more of the following events:

                        i. The revocation or suspension for a period in excess of ninety (90) days, of Employee's gaming license due to an act or omission of Employee, which was not caused by Employer or any of its representatives;

                        ii. failure or refusal by Employee to observe or perform any of the material provisions of this Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the material duties required of Employee under this Agreement or any other written agreement with Employer;

                        iii. commission of fraud, misappropriation, embezzlement or other acts of dishonesty, or conviction for any crime punishable as a felony or a gross misdemeanor involving dishonesty or moral turpitude, or the commission of any act or acts which have a material adverse effect upon Employee's ability to perform the duties which are assumed or assigned to him pursuant to this Agreement, or which actions or occurrences are materially adverse to the interests of Employer;

                        iv. unreasonable failure or refusal by Employee to comply with the proper and lawful directives of and/or procedures established by the Supervisor; or

                        v. the death of Employee or the mental or physical disability of Employee to such a degree that Employee, in the reasonable judgment of licensed physicians retained by Employer, is unable to carry out all of his obligations, duties and responsibilities set forth herein for a period in excess of one hundred and eighty (180) days.

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                B. Termination of Employee's employment for cause under
Subsections 8(A)(iii) or 8(A)(v) above shall be effective upon notice thereof by Employer to Employee. Termination of Employee's employment for cause under Subsections 8(A)(i), 8(A)(ii) or 8(A)(iv) above shall be effective upon twenty-five (25) days' prior notice thereof by Employer to Employee (the "Cure Period"); provided that prior to the expiration of the Cure Period, Employee shall be granted the opportunity to cure and Employer shall give written notice of the acceptance or refusal of such cure; and provided further that Employer's refusal of Employee's cure is reasonable.

                C. Upon the termination of Employee's employment with Employer for any reason, the following shall apply;

                        i. Employee shall be paid his Base Compensation through the effective date of such termination and


                        ii. the covenant not to compete and confidentiality agreement set forth in Sections 10 and 11 herein below shall apply in the manner and to the extent set forth herein.

        9. Termination Without Cause. Employer at any time in its discretion may terminate Employee without cause. Termination of Employee's employment without cause under this Section 9 shall be effective on six (6) months' prior notice thereof by Employer to Employee. Following such termination of Employee's employment, the provisions of Section 8(C) herein above shall apply.

        10. Covenant Not to Compete

                A. Covenant. Upon any resignation by Employee or termination of the employment of Employee by Employer with cause, Employee agrees that for a period of one (1) year from and after the date of such termination he will not serve in any capacity, whether as an officer, director, employee or consultant, to any other casino operation conducting business within one hundred (100) miles of any casino operated at the time of such termination by any subsidiary or affiliate of the LLC. Employer and Employee agree that such covenant not to compete has been given by Employee to Employer for full and adequate consideration and that such covenant not to compete was originally set forth in the Employment Agreement entered into upon the Commencement Date.

                B. Modification. In the event that any court of competent jurisdiction determines that the term of the business or geographic scope of the covenant contained in Subsection 10(A) above is impermissible due to the extent thereof, said covenant shall be modified to reduce its term, business scope or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and said covenant shall be enforced as modified.

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                C. Injunctive Relief. Employee understands and agrees that it would be difficult or impossible to ascertain the measure of damages to Employer resulting from any breach of this covenant not to compete and that injury to Employer from any such breach may be irreparable, and that money damages therefor may be an inadequate remedy. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Section 10, Employer shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction, restraining Employee from engaging in such competitive situation with Employer.

        11. Disclosure of Confidential Information.

                A. Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer which has been expressly or implicitly protected by Employer or which, from all of the circumstances, Employee knows or has reason to know that Employer intends or expect the secrecy of such information to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account lists, price lists, product designs, marketing plans or proposals, customer information, merchandising, selling, accounting, finances, know-how, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer.

                B. Employee Shall not Disclose Confidential Information. Employee will not, during the term of Employee's employment and for two (2) years following the termination of Employee's employment with Employer, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be interpreted or construed as restraining or preventing Employee from using Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer pursuant to this Agreement.

                C. Scope. Employee's covenant in Subsection 11 (B) above to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of Employer, or from its agents, lawyers or accountants, so long as those sources did not receive the information in an improper manner or against the wishes of Employer.

                D. Title. All documents and other tangible or intangible property (including business opportunities which Employer or its affiliates are pursuing) relating in any way to the business of Employer which are conceived or Generated by Employee or come into Employee's possession or knowledge during the employment period shall be and remain the exclusive property of Employer and Employee agrees to return immediately to Employer, upon their request, all such documents and tangible and intangible property, including, but not limited to, all records, manuals, books, blank

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forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and which relate in anyway to the business, customers, products, practices or techniques of Employer, as well as all other property of Employer, including but not limited to, all documents which in whole or in part contain any Confidential Information of Employer which in any of these cases are in Employee's possession or under Employee's control.

                E. Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit Employer to assume, at its expense, but with Employee's cooperation, defense to such disclosure demand. In the event that Employer refuses to contest such a third party disclosure demand. In the event that Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial judgment is issued compelling disclosure of Confidential Information by the Employee, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

                F. Injunctive Relief. Employee understands and agrees that the disclosure, use or usurpation of Confidential Information would cause significant economic detriment to the business of Employer and/or the LLC which may be irreparable and for which monetary damages may be an inadequate remedy. Accordingly, Employee understands and agrees that Employer shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employer, in a court of competent jurisdiction, restraining Employee from the disclosure, use or usurpation in any manner of any Confidential Information.

        12. Representations and Warranties.

                A. Employer hereby represents and warrants to Employee as follows:

                        i. Employer is a corporation, duly organized and validly existing under the laws of the State of Nevada;

                        ii. this Agreement, when executed by Jack B. Binion, Chief Executive Officer of the Company, will constitute a legal valid and binding agreement on the part of Employer having been duly authorized by all requisite partnership, corporate and company resolutions or authorizations; and

                        iii. this Agreement, when executed by Employer, will not conflict with, violate the terms of or create a default under any other agreement, contract or other obligation Employer is a party to or by which Employer is bound.

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                B. Employee hereby represents and warrants to Employer as
follows:

                        i. this Agreement, when executed by Employee, will not conflict with, violate the terms of or create a default under Employee's present employment arrangements and/or agreement, whether oral or written;

                        ii. Employee has never been denied a gaming application by any Gaming Authority and Employee currently holds a Mississippi gaming license; and

                        iii. Employee is unaware of any mental, physical or emotional condition which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties, obligations and responsibilities set forth herein.

                C. Employer and Employee understand and agree that each is entering into this Agreement in strict reliance upon the representations and warranties set forth herein, and that a breach of any of said representations and warranties by any of the parties hereto would constitute a default hereunder.

        13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein.

        14. All Amendments in Writing. This Agreement may not be amended orally, but only pursuant to a written instrument executed by Employer and Employee.

        15. Arbitration. In the event of any dispute or controversy between Employer or Employee with respect to any of the matters set forth herein, then both Employer and Employee agree to submit with dispute or controversy to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees.

        16. Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of Nevada.

        17. Notices. Any notice required or permitted to be given in connection with this Agreement shall be given by either: (a) depositing the same in the United States Mail, postage prepaid, registered or certified, return receipt requested; or (b) by depositing it with a recognized overnight courier service for delivery the following day to the other party; or (c) by facsimile transmission, provided the other party acknowledges receipt of such transmission. All such notices shall be deemed received as of the date of acknowledgment of receipt by the other party. All such notices shall be


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addressed to the parties at the following addresses, or to such other address as may be provided from time to time by one party to the other:


      If to Employer:                Horseshoe Gaming, Inc
                                     4024 Industrial Road
                                     Las Vegas, NV 89103
                                     Attn: Jack B. Binion

      If to Employee:                Mr. Jon C. Wolfe
                                     8300 Waverly Cove
                                     Olive Branch, MS 38654


        18. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Agreement is a personal services agreement, and that the Employer is entering into this Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.

        19. Waiver. No waiver of any term, condition or covenant of this Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same of other terms, covenants or conditions hereof by such party.

        20. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

"EMPLOYER"                                  HORSESHOE GAMING, INC.
                                            a Nevada corporation



                                            By: /s/ Jack B. Binion
                                               ---------------------------------
                                               Jack B. Binion
                                               Chief Executive Officer

"EMPLOYEE"

                                            /s/ JON C. WOLFE
                                            ------------------------------------
                                            Mr. Jon C. Wolfe